Investor Relations Agreement

This Investor Relations Agreement (the "Agreement") is effective as of June 21st, 2010 and is by and between General Research GmbH, Burgstrasse 12, D-80331 Munich, Germany hereinafter referred to as (the "Consultant"), and Ivany Nguyen Inc. with its offices located at Toronto (Canada) hereinafter referred to as (the "Company").

Recitals

A.           Whereas, the purpose of this Agreement is to set forth the terms and agreement of the parties in connection with the efforts of the Consultant to organize in Europe Investor Relations for the COMPANY as outlined below.

Agreement

NOW WHEREFORE, the parties hereby agree as follows:

1.           Appointment as Consultant. The Company hereby authorizes Consultant, on a non-exclusive basis, to assist the Company in getting exposure to investors in Europe. The agreement will last for 12 months until June 21st, 2011.

2.           Investor Relations Program. The Consultant works out and realizes different investor relations activities to increase the exposure of the Company to European investors:

•	Organization of multiple road shows to European cities, such as Frankfurt, Munich, Zurich, Geneva, London, Liechtenstein, and others
•	Realization of coverage in German financial media
•	Permanent update of key shareholders by phone and email
•	Arranging of conference calls with key shareholders and management of the Company

3.           Compensation. The Consultant is to receive a monthly cash payment of EUR 5,000. Additional out of pocket expenses of the Consultant, e. g. travel, meeting, space rentals, etc. will be paid after pre-approval by the Company. Additional the Consultant will receive 1,000,000 common stock options at an exercise price of US$ 0.20 per share. The monthly cash payment will be cleared in once by issuing 750,000 units of the private placement which will be performed at a unit price of US$ 0.10$.

For funds raised by the Consultant in form of equity, debt or other financing instruments, the Company will pay a finder's fee of 10% which will be taken in units or cash or a combination of units and cash on mutual agreement by the Consultant and the Company.

4.           Accurate Information. The Company hereby represents and warrants that all information provided to the Consultant pertaining to the Company shall be true and correct; and the Company shall hold Consultant harmless from any and all liability, expenses or claims arising from the disclosure or use of such information.

5.           Applicable Law. This Agreement is governed by and construed under the laws of Germany and any action brought by either party against the other party to enforce or interpret this Agreement shall be brought in an appropriate court of Germany. In the event of any such action, the prevailing party shall recover all costs and expenses thereof, including reasonable attorney's fees from the closing party.

6.           Miscellaneous. The parties of this contract agree upon the written form for this contract. This agreement shall not be amended or modified except in the written form including the cancellation of the written form obligation.

Should any provision of this agreement be held to be void, unlawful or unenforceable, such provision shall be deemed stricken from this agreement but the remaining provisions of the agreement shall continue in full force and effect. The Parties further agree to replace such void or unenforceable provision according to the aim and the scope of the agreement considering the most economical legal regulation. Same is valid for the gaps in this contract.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Date:        June 10, 2010                                                                           Date:          June 10, 2010

By:           /s/ Derek Ivany                                                                         By:           /s/ Georg Hochwimmer
Derek Ivany                                                                                                 Dr. Georg Hochwimmer
Ivany Nyugen Inc.                                                                                     General Research GmbH